BYLAWS
OF
FIRST HORIZON CORPORATION
(As Amended and Restated Effective October 27, 2025)

ARTICLE ONE
OFFICES

    1.1    Principal Office. The principal office of First Horizon Corporation (the “Corporation”) shall be 165 Madison Avenue, Memphis, Tennessee.

    1.2    Other Offices. The Corporation may have offices at such other places, either within or without the State of Tennessee, as the Board of Directors may from time to time designate or as the business of the Corporation may from time to time require.

    1.3    Registered Office. The registered office of the Corporation required to be maintained in the State of Tennessee shall be the same as its principal office and may be changed from time to time as provided by law.

ARTICLE TWO
SHAREHOLDERS

    2.1    Place of Meetings. Meetings of the shareholders of the Corporation may be held either in the State of Tennessee or elsewhere at a place fixed by the Board of Directors. If no place is so fixed for a particular meeting, it shall be held at the principal office of the Corporation in the State of Tennessee.

    2.2    Quorum and Adjournments. The holders of a majority of the shares issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall be requisite, and shall constitute a quorum at all meetings of the shareholders, for the transaction of business, except as otherwise provided by law, the Restated Charter of the Corporation, as amended from time to time (the “Charter”), or these Bylaws. In the event a quorum is not obtained at the meeting, the holders of a majority of the shares entitled to vote thereat, present in person or by proxy, shall have power to adjourn the meeting from time to time and, whether or not a quorum is obtained at the meeting, the Chairman of the meeting shall have the power to adjourn the meeting from time to time, in either case without notice, except as otherwise provided by law, other than announcement at the meeting. At such adjourned meeting at which the requisite amount of voting shares shall be represented, any business may be transacted which might have been transacted at the meeting as originally notified.

    2.3    Notice of Meetings. Unless otherwise required by applicable law, written notice of the annual and each special meeting stating the date, time and place of the meeting shall be mailed, postage prepaid, or otherwise delivered to each shareholder entitled to vote thereat at such address as appears on the records of shareholders of the Corporation, at least ten (10) days, but not more than two (2) months, prior to the meeting date. In addition, notice of any special meeting shall state the purpose or purposes for which the meeting is called and the person or persons calling the meeting. In the event of an adjournment of a meeting to a date more than four months after the date fixed for the original meeting or the Board of Directors fixes a new record date for the adjourned meeting, a new notice of the adjourned meeting must be given to shareholders as of the new record date. Any previously scheduled meeting may be postponed, and any special meeting may be canceled, by resolution of the Board of Directors upon public notice given prior to the date scheduled for such meeting.

    2.4    Annual Meetings. The annual meeting of shareholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year on such date and at such time as the Board of Directors may fix by resolution by vote of a majority of the entire Board of Directors. At the meeting, the shareholders shall elect by ballot directors to succeed the directors whose terms expire at the meeting and may transact such other business as may properly come before the meeting.

    2.5    Special Meetings. Special meetings of the shareholders for any purpose or purposes, unless otherwise prescribed by statute, may be called by Chairman of the Board and shall be called by the Chairman of the Board or the Secretary at the request in writing of a majority of the Board of Directors. Only such business within the purpose or purposes described in the notice of the meeting may be conducted at the meeting.

    2.6    Waiver of Notice. Any shareholder may waive in writing notice of any meeting either before, at or after the meeting. Attendance by a shareholder in person or by proxy at a meeting shall constitute a waiver of objection to lack of notice or defective notice and a waiver of objection to consideration of a matter that was not described in the meeting notice unless the shareholder objects in the manner required by law.

    2.7    Voting. Unless otherwise required by the Charter, at each meeting of shareholders, each shareholder shall have one vote for each share of stock having voting power registered in the shareholder’s name on the records of the Corporation on the record date for that meeting, and every shareholder having the right to vote shall be entitled to vote in person or by proxy appointed by instrument in writing or any other method permitted by law.

    2.8    Procedures for Bringing Business before Shareholder Meeting. At an annual or special meeting of shareholders, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been properly brought before an annual or special meeting of shareholders. To be properly brought before an annual or special meeting of shareholders, business (other than nomination of a director, which is governed by Sections 3.6 and 3.16) must be (i) in the case of a special meeting called by the Chairman of the Board or at the request of the Board of Directors, specified in the notice of the special meeting (or any supplement thereto), or (ii) in the case of an annual meeting properly brought before the meeting by or at the direction of the Board of Directors or (iii) otherwise properly brought before the annual or special meeting by a shareholder. For business to be properly brought before such a meeting of shareholders by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the date of the meeting; provided, however, that if fewer than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholders to be timely must be so delivered or received not later than the close of business on the 10th day following the earlier of (i) the day on which such notice of the date of such meeting was mailed or (ii) the day on which such public disclosure was made. A shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before a meeting of shareholders (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address, as they appear on the Corporation’s books, of the shareholder proposing such business and any other shareholders known by such shareholder to be supporting such proposal, (iii) the class and number of shares of the Corporation which are beneficially owned by such shareholder on the date of such shareholder’s notice and by any other shareholders known by such shareholder to be supporting such proposal on the date of such shareholder’s notice, and (iv) any material interest of the shareholder in such proposal. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at a meeting of shareholders except in accordance with the procedures set forth in this Section 2.8. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that the business was not properly brought before the meeting in accordance with the procedures prescribed by these Bylaws, and if the Chairman should so determine, the Chairman shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. The nomination of a director at an annual or special meeting shall be governed by Sections 3.6 and 3.16. Beneficial ownership for the purpose of this Section 2.8 shall be determined in accordance with Section 3.16(c)(iv).

    2.9    SEC Proxy Rules. In addition to complying with the provisions of Section 2.8, a shareholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the matters set forth in Section 2.8. Nothing in Section 2.8 shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to rules of the Securities and Exchange Commission (“SEC”). For such proposals to be acted upon at a meeting, however, compliance with the notice provisions of Section 2.8 is also required.

ARTICLE THREE
DIRECTORS

    3.1    Powers of Directors. The business and affairs of the Corporation shall be managed under the direction of and all corporate powers shall be exercised by or under the authority of the Board of Directors.

    3.2    Number and Qualifications. The Board of Directors shall consist of fourteen members. The Board of Directors has the power to change from time to time the number of directors specified in the preceding sentence, and any such change in the number of directors constituting the Corporation’s Board of Directors must be made exclusively by means of an amendment to these Bylaws adopted by a majority of the entire Board of Directors then in office. Directors need not be shareholders of the Corporation nor residents of the State of Tennessee.

    3.3    Term of Office. Except as otherwise provided by law or by the Charter, the term of each director hereafter elected shall be from the time of his or her election and qualification until the annual meeting next following such election and until a successor shall have been duly elected and qualified; subject, however, to the right of the removal of any director as provided by law, by the Charter or by these Bylaws.

    3.4    Compensation. The directors shall be paid for their services on the Board of Directors and on any Committee thereof such compensation (which may include cash, shares of stock of the Corporation and options thereon) and benefits together with reasonable expenses, if any, at such times as may, from time to time, be determined by resolution adopted by a majority of the entire Board of Directors; provided that nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and being compensated therefor; provided further that if the Chairman of the Board is at the same time serving as the Chief Executive Officer of the Corporation, he or she will not be compensated as a non-employee director for his or her service as Chairman.

    3.5    Committees. The directors, by resolution adopted by a majority of the entire Board of Directors, may designate an executive committee and other committees, consisting of one or more directors, and may delegate to such committee or committees all such authority of the Board of Directors that it deems desirable, including, without limitation, authority to appoint corporate officers, fix their salaries, and, to the extent such is not provided by law, the Charter or these Bylaws, to establish their authority and responsibility, except that no such committee or committees shall have and exercise the authority of the Board of Directors to:

(a)    authorize distributions (which include dividend declarations), except according to a formula or method prescribed by the Board of Directors,

(b)    fill vacancies on the Board of Directors or on any of its committees,

(c)    adopt, amend or repeal bylaws,

(d)    authorize or approve the reacquisition of shares, except according to a formula or method prescribed by the Board of Directors, or

(e)    authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences and limitations of a class or series of shares, except that the Board of Directors may authorize a committee to do so within limits specifically prescribed by the Board of Directors.

    3.6    Procedures for Director Nominations.

(a)    Except as provided in Section 3.7 with respect to vacancies on the Board of Directors, only persons nominated in accordance with this Section 3.6 shall be eligible for election as directors. Nominations of persons for election to the Board of Directors may be made (i) at any meeting of shareholders by or at the direction of the Board of Directors, (ii) at any meeting of shareholders by any shareholder of the Corporation entitled to vote for the election of directors at such meeting who complies with the procedures set forth in this Section 3.6, or (iii) at an annual meeting of shareholders by any Nominating Shareholder (as defined in Section 3.16 of these Bylaws) who satisfies the requirements set forth in Section 3.16 of these Bylaws.

(b)     For nominations to be properly brought before a meeting by a shareholder pursuant to clause (ii) of Section 3.6(a) above, the shareholder must give timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the date of a meeting; provided, however, that if fewer than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so delivered or received not later than the close of business on the 10th day following the earlier of (i) the day on which such notice of the date of such meeting was mailed or (ii) the day on which such public disclosure was made. In addition, such shareholder’s notice to the Secretary shall set forth (i) as to each person whom the shareholder proposes to nominate for election or reelection as a director (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of the Corporation which are beneficially owned by such person on the date of such shareholder’s notice and (d) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or, is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to the shareholder giving the notice (a) the name and address, as they appear on the Corporation’s books, of such shareholder and any other shareholders known by such shareholder to be supporting such nominees and (b) the class and number of shares of the Corporation which are beneficially owned by such shareholder on the date of such shareholder’s notice and by any other shareholders known by such shareholder to be supporting such nominees on the date of such shareholder’s notice. The Corporation may require any proposed director nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation and to comply with applicable law. Beneficial ownership for purposes of this Section 3.6 shall be determined in accordance with Section 3.16(c)(iv).

(c)    Except as provided in Section 3.7 with respect to vacancies on the Board of Directors, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with this Section 3.6 or Section 3.16. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws, and if the Chairman should so determine, the Chairman shall so declare to the meeting and the defective nomination shall be disregarded.

    3.7    Vacancies; Removal from Office. Except as otherwise provided by law or by the Charter, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification or any other cause (except removal from office) shall be filled only by the Board of Directors, provided that a quorum is then in office and present, or only by a majority of the directors then in office, if less than a quorum is then in office or by the sole remaining director. Any vacancies on the Board of Directors resulting from removal from office may be filled by the affirmative vote of the holders of at least a majority of the voting power of all outstanding voting stock or, if the shareholders do not so fill such a vacancy, by a majority of the directors then in office. Directors elected to fill a newly created directorship or other vacancy shall hold office for a term expiring at the next shareholders’ meeting at which directors are elected and until such director’s successor has been duly elected and qualified. A director of the Corporation may be removed by the shareholders only for cause by the affirmative vote of the holders of at least a majority of the voting power of all outstanding voting stock.

    3.8     Place of Meetings. The directors may hold meetings of the Board of Directors or of a committee thereof at the principal office of the Corporation in Memphis, Tennessee, or at such other place or places, either in the State of Tennessee or elsewhere, as the Board of Directors or the members of the committee, as applicable, may from time to time determine by resolution or by written consent or as may be specified in the notice of the meeting.

    3.9    Quorum. A majority of the directors shall constitute a quorum for the transaction of business, but a smaller number may adjourn from time to time, without further notice, if the time and place to which the meeting is adjourned are fixed at the meeting at which the adjournment is taken and if the period of adjournment does not exceed thirty (30) days in any one (1) adjournment. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless the vote of a greater number is required by law, the Charter, or these Bylaws.

    3.10    Regular Meetings. Following each annual meeting of shareholders, the newly elected directors shall meet for the purpose of organization, the appointment of officers and the transaction of other business, and, if a majority of the directors be present at such place, day and hour, no prior notice of such meeting shall be required to be given to the directors. The place, day and hour of such meeting may also be fixed by resolution or by written consent of the directors. In addition, the Board of Directors may approve an annual schedule for regular meetings of the Board of Directors and of committees thereof, and any committee may revise its annual schedule for regular meetings thereof.

    3.11    Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer, or the President, and shall be called by the Chairman of the Board or Secretary on the written request of a majority of directors then in office. Special meetings of any committee of the Board of Directors may be called by the person or persons specified in the resolution of the Board of Directors establishing the committee or, for any standing committee, by its chair. Advance notice of any special meeting shall be given to each director or committee member, as appropriate, as provided in this section. The person or persons calling the meeting, or the Secretary, shall endeavor in good faith to provide at least two days’ advance notice, if practicable. In any case, each special meeting shall be called on at least two hours’ advance notice, given personally or by telephone, by facsimile transmission, by any means of physical delivery, or by any means of electronic transmission. The notice shall state the day and hour of the meeting and the place where the meeting is to be held. Special meetings of the directors may be held at any time on written waiver of notice or by consent of all the directors, either of which may be given before, at the time of, or after the meeting. Electronic transmission to a director may be by electronic mail or message to an address provided by the director, or by any other electronic transmission method to which the director has consented. Each director is deemed to agree and consent to receive a notice of any meeting in electronic form delivered by electronic transmission, provided however that a director may deliver to the Secretary and the Chairman of the Board an explicit objection to such form or delivery method, in which case notice will be given to that director in another form or by another method, as applicable. Any such objection shall apply only to the meeting to which it relates unless it explicitly provides for ongoing effect; no such ongoing objection shall continue in effect after the director’s then-current term ends.

    3.12    Action without a Meeting.

(a)    In lieu of a meeting of the Board of Directors or of a committee thereof, directors may take any action which they are required or permitted to take, without a meeting, by written consent setting forth the action so taken. Such written consent, singly or in counterparts, shall be signed by each of the directors entitled to vote thereon and shall be delivered to an Authorized Recipient. The following persons are Authorized Recipients of written consents: the Corporation’s Secretary, any Assistant Secretary, or any other person authorized by the Board of Directors, the Secretary, or an Assistant Secretary in a particular case to receive written consents. If all the directors entitled to vote consent to taking such action without a meeting, the affirmative vote of the number of directors necessary to authorize or take such action at a meeting is the act of the Board of Directors or committee, as appropriate.
(b)    Without limiting the generality of the foregoing, any such action may be signed and delivered to the Corporation in conformity with any of, or any combination of, the following:
(i)    A written consent may be signed manually or by facsimile. For this purpose “facsimile” includes any image of a manual signature, whether on paper or in an electronic format.
(ii)    A written consent may be signed electronically as permitted by law, except to the extent explicitly limited by these bylaws or by Board action. Examples of electronic signatures include: the manual signature of the director created and placed on an electronic written consent using a stylus or otherwise; the typed or other written name of the director appearing in an email, text message, or other electronic communication where the context indicates the director’s intent for the name to constitute or have the effect of a signature; and, within any electronic system which the Secretary or any Assistant Secretary has selected to use for this purpose, marking or otherwise indicating electronically the director’s approval, disapproval, or other vote. Neither such communication, nor any vote record created or retained by the system, need include the text of or a copy of the written consent which is signed electronically so long as the Authorized Recipient can reasonably determine the relationship of the signature to the consent signed.
(iii)    A signed written consent on any physical medium may be delivered by any physical means.
(iv)    A facsimile of a signed written consent may be delivered by any physical means or by any electronic transmission, subject to paragraph (vi). Examples of the latter include: transmitting to an Authorized Recipient by email a scanned image of the manually signed written consent or of a manually signed signature page thereof; and, transmitting to an Authorized Recipient by email the electronic written consent document with the director’s signature, or a facsimile, electronically placed within the document.

(v)    If a written consent is signed electronically, delivery to the Corporation may be accomplished by any electronic transmission, subject to paragraph (vi). For example, the transmission by a director to an Authorized Recipient of an email which refers to a written consent document previously delivered to the director, which indicates his or her vote(s) or recusal, and which includes an electronic signature would be an acceptable means of delivery.
(vi)    In the case of any delivery by electronic transmission: (A) the recipient must be able to receive and interpret the transmission either by using the Corporation’s equipment and systems or by using other equipment and systems which the recipient has available and is willing to use for this purpose; and (B) transmission may be to the recipient’s Corporation-provided email address or text-enabled device, or (to the extent permitted by the recipient either before or after receipt) may be to the recipient’s personal email address or text-enabled device. In the latter case, the recipient’s permission may be express or implied from his or her actions following receipt.
(c)    A director may change or revoke his or her vote related to an action by written consent only if the change or revocation is signed and delivered in a manner permitted for the initial vote as provided in this section and only if the action by written consent has not yet become effective. A director may not revoke his or her consent to take an action without a meeting. A director may instruct an Authorized Recipient to hold the director’s signed consent in escrow on the director’s behalf, in which case delivery of such consent shall not be effective until released by the director or until the occurrence of one or more events explicitly identified by the director as conditions to his or her delivery. If an escrow has been established, the Authorized Recipient’s good faith determination of whether and when delivery is effected shall be conclusive.
(d)    The Secretary is authorized to implement, administer, and interpret this Section so as to promote consistency and reliability as well as convenience and efficiency. Each Authorized Recipient is authorized to determine in each case whether and when a written consent has been fully signed and delivered as provided in this section. The records of the Board or Committee, as applicable, may contain, in lieu of or in addition to copies of each manual or facsimile signature, one or more certifications by the Secretary and/or other Authorized Recipient(s) to the effect, collectively, that each director required to sign and deliver the written consent did so, specifying the date on which the last consent to be delivered was delivered.
(e)    Each director who signs or delivers an action by written consent using any electronic form or transmission method is deemed to have agreed and consented to the use of such form and method.
(f)    If a committee established by the Board of Directors consists of at least one director and at least one non-director officer, each reference in this section and Section 3.13 to “director” shall include each such officer.

    3.13    Teleconference Meetings. Directors may participate in a meeting of the Board of Directors or of a committee thereof by, or conduct a meeting through the use of, any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director so participating is deemed to be present in person at such meeting.

    3.14    Chairman of the Board. The Chairman of the Board shall preside at all meetings of the shareholders and of the Board of Directors (except, with respect to meetings of the Board of Directors, as may be otherwise determined by the Board of Directors) and shall have such powers and perform such duties as may be provided for herein and as are normally incident to the position and as may be assigned by the Board of Directors. If and at such times as the Board of Directors so determines, the Chairman of the Board may also serve as the Chief Executive Officer of the Corporation.

    3.15    Vice Chairmen. Vice Chairmen shall perform such duties and exercise such powers as may be prescribed by the Board of Directors or the Chairman of the Board.

    3.16    Shareholder Nominations Included in the Corporation’s Proxy Materials.
(a)    Inclusion of Nominees in Proxy Statement. Subject to the provisions of this Section 3.16, if expressly requested in the relevant Nomination Notice (as defined below), the Corporation shall include in its proxy statement for any annual meeting of shareholders:
(i)    the names of any person or persons nominated for election (each, a “Nominee”), which shall also be included on the Corporation’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to 20 Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board of Directors, all applicable conditions and complied with all applicable procedures set forth in this Section (such Eligible Holder or group of Eligible Holders being a “Nominating Shareholder”);
(ii)    disclosure about each Nominee and the Nominating Shareholder required under the rules of the SEC or other applicable law to be included in the proxy statement;
(iii)    any statement included by the Nominating Shareholder in the Nomination Notice for inclusion in the proxy statement in support of each Nominee’s election to the Board of Directors (subject, without limitation, to Section 3.16(e)(ii)), if such statement does not exceed 500 words and fully complies with Section 14 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Rule 14a-9 (the “Supporting Statement”); and
(iv)    any other information that the Corporation or the Board of Directors determines, in their discretion, to include in the proxy statement relating to the nomination of each Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section and any solicitation materials or related information with respect to a Nominee.
For purposes of this Section 3.16, any determination to be made by the Board of Directors may be made by the Board of Directors, a committee of the Board of Directors or any officer of the Corporation designated by the Board of Directors or a committee of the Board of Directors.
(b)    Maximum Number of Nominees.
(i)    The Corporation shall not be required to include in the proxy statement for an annual meeting of shareholders more Nominees than that number of directors constituting the greater of (i) two or (ii) 20% of the total number of directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section (rounded down to the nearest whole number) (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (1) Nominees who the Board of Directors itself decides to nominate for election at such annual meeting; (2) Nominees who, after becoming a Nominee, cease to satisfy, or Nominees of Nominating Shareholders that, after becoming Nominating Shareholders, cease to satisfy, the eligibility requirements in this Section 3.16, as determined by the Board of Directors; (3) Nominees whose nomination is withdrawn by the Nominating Shareholder or who become unwilling to serve on the Board of Directors; and (4) the number of incumbent directors who had been Nominees with respect to any of the preceding two annual meetings of shareholders and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors. In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline for submitting a Nomination

Notice as set forth in Section 3.16(d) but before the date of the annual meeting, and the Board of Directors resolves to reduce the size of the Board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.
(ii)    If the number of Nominees pursuant to this Section for any annual meeting of shareholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Shareholder will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Shareholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Shareholder has selected one Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 3.16(d), a Nominating Shareholder or a Nominee ceases to satisfy the eligibility requirements in this Section 3.16, as determined by the Board of Directors, a Nominating Shareholder withdraws its nomination or a Nominee becomes unwilling to serve on the Board of Directors, whether before or after the mailing or other distribution of the definitive proxy statement, then the nomination shall be disregarded, and the Corporation: (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Nominee or any successor or replacement nominee proposed by the Nominating Shareholder or by any other Nominating Shareholder and (2) may otherwise communicate to its shareholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that a Nominee will not be included as a nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.
(c)    Eligibility of Nominating Shareholder.
(i)    An “Eligible Holder” is a person who has either (1) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 3.16(c) continuously for the three-year period specified in Subsection (ii) below or (2) provides to the Secretary of the Corporation, within the time period referred to in Section 3.16(d), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Securities Exchange Act of 1934 (or any successor rule).
(ii)    An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the Corporation’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting. Two or more funds that are (x) under common management and investment control, (y) under common management and funded primarily by a single employer or (z) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the Corporation that demonstrates that the funds meet the criteria set forth in (x), (y) or (z) hereof. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 3.16, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any shareholder cease to satisfy the eligibility requirements in this Section 3.16, as determined by the Board of Directors, or withdraw from a group of Eligible Holders at any time prior to the annual meeting of shareholders, the group of Eligible Shareholders shall only be deemed to own the shares held by the remaining members of the group.
(iii)    The “Minimum Number” of shares of the Corporation’s common stock means 3% of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the Corporation with the SEC prior to the submission of the Nomination Notice.
(iv)    For purposes of this Section 3.16, an Eligible Holder “owns” only those outstanding shares of the Corporation as to which the Eligible Holder possesses both:
(A)    the full voting and investment rights pertaining to the shares; and
(B)    the full economic interest in (including the opportunity for profit and risk of loss on) such shares;
provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) purchased or sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) sold short by such Eligible Holder, (3) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates.
An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares, provided that the Eligible Holder has the power to recall such loaned shares on five business days’ notice and continues to hold such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board.
(v)    No Eligible Holder shall be permitted to be in more than one group constituting a Nominating Shareholder, and if any Eligible Holder appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice.

(d)    Nomination Notice. To nominate a Nominee, the Nominating Shareholder must, no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the Corporation mailed its proxy statement for the prior year’s annual meeting of shareholders, submit to the Secretary of the Corporation at the principal executive office of the Corporation all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before the first anniversary date of the preceding year’s annual meeting and ends 30 days after the first anniversary date of the preceding year’s annual meeting (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the tenth day following the date such Other Meeting Date is first publicly announced or disclosed:
(i)    A Schedule 14N (or any successor form) relating to each Nominee, completed and filed with the SEC by the Nominating Shareholder as applicable, in accordance with SEC rules;
(ii)    A written notice, in a form deemed satisfactory by the Board of Directors, of the nomination of each Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Shareholder (including each group member):
(A)    the information required with respect to the nomination of directors pursuant to Section 3.6 of these Bylaws;
(B)    the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;
(C)    a representation and warranty that the Nominating Shareholder acquired the securities of the Corporation in the ordinary course of business and did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;
(D)    a representation and warranty that each Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded;
(E)    a representation and warranty that each Nominee:
(1)    does not have any direct or indirect relationship with the Corporation other than those that have been deemed categorically immaterial under the Corporation’s Categorical Standards as most recently published on its website and otherwise qualifies as independent under the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded;
(2)    meets the audit committee and compensation committee independence requirements under the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded;
(3)    qualifies as independent under the Federal Reserve regulations implementing Section 165(h) of the Dodd Frank Act (12 CFR Sec. 252.22(d));
(4)    is a “non-employee director” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor rule); and

(5)    is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Securities Exchange Act of 1934, without reference to whether the event is material to an evaluation of the ability or integrity of such Nominee;
(F)    a representation and warranty that the Nominating Shareholder satisfies the eligibility requirements set forth in Section 3.16(c) and has provided evidence of ownership to the extent required by Section 3.16(c)(i);
(G)    a representation and warranty that the Nominating Shareholder intends to continue to satisfy the eligibility requirements described in Section 3.16(c) through the date of the annual meeting and a statement regarding the Nominating Shareholder’s intent with respect to continued ownership of the Minimum Number of shares for at least one year following the annual meeting;
(H)    details of any position of a Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the products produced or services provided by the Corporation or its affiliates) of the Corporation, within the three years preceding the submission of the Nomination Notice;
(I)    a representation and warranty that the Nominating Shareholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) under the Securities Exchange Act of 1934 (without reference to the exception in Section 14a-1(l)(2)(iv)) (or any successor rules) with respect to the annual meeting, other than with respect to a Nominee or any nominee of the Board;
(J)    a representation and warranty that the Nominating Shareholder will not use any proxy card other than the Corporation’s proxy card in soliciting shareholders in connection with the election of a Nominee at the annual meeting;
(K)    if desired, a Supporting Statement; and
(L)    in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;
(iii)    An executed agreement, in a form deemed satisfactory by the Board of Directors, pursuant to which the Nominating Shareholder (including each group member) agrees:
(A)    to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;
(B)    to file any written solicitation with the Corporation’s shareholders relating to one or more of the Corporation’s directors or director nominees or any Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;
(C)    to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Shareholder or any of its Nominees with the Corporation, its shareholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice;

(D)    to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Shareholder or any of its Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this Section 3.16;
(E)    in the event that any information included in the Nomination Notice, or any other communication by the Nominating Shareholder (including with respect to any group member), with the Corporation, its shareholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Shareholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 3.16(c), to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the Corporation and any other recipient of such communication of (A) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (B) such failure; and
(iv)    An executed agreement, in a form deemed satisfactory by the Board of Directors, by each Nominee:
(A)    to provide to the Corporation such other information and certifications, including completion of the Corporation’s director questionnaires, as it may reasonably request;
(B)    at the reasonable request of the Nominating & Corporate Governance Committee, to meet with the Nominating & Corporate Governance Committee to discuss matters relating to the nomination of such Nominee to the Board of Directors, including the information provided by such Nominee to the Corporation in connection with his or her nomination and such Nominee’s eligibility to serve as a member of the Board of Directors;
(C)    that such Nominee has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to the Corporation’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, Procedures for the Approval, Monitoring and Ratification of Related Party Transactions, and any other Corporation policies and guidelines applicable to directors; and
(D)    that such Nominee is not and will not become a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the Corporation that has not been disclosed to the Corporation, (ii) any agreement, arrangement or understanding with any person or entity as to how such Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the Corporation or (iii) any Voting Commitment that could limit or interfere with such Nominee’s ability to comply, if elected as a director of the Corporation, with its fiduciary duties under applicable law.

The information and documents required by this Section 3.16(d) to be provided by the Nominating Shareholder shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Shareholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section (d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation.
(e)    Exceptions.
(i)    Notwithstanding anything to the contrary contained in this Section 3.16, the Corporation may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Shareholder’s Supporting Statement) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Shareholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Nominee, if:
(A)    the Corporation receives a notice pursuant to Section 3.6 of these Bylaws that a shareholder intends to nominate a candidate for director at the annual meeting, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the Corporation;
(B)    the Nominating Shareholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of shareholders to present the nomination submitted pursuant to this Section 3.16, the Nominating Shareholder withdraws its nomination or the Chairman of the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 3.16 and shall therefore be disregarded;
(C)    the Board of Directors determines that such Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with the Corporation’s Bylaws or Charter (as amended and/or restated from time to time) or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of the primary stock exchange on which the Corporation’s common stock is traded;
(D)    such Nominee was nominated for election to the Board of Directors pursuant to this Section 3.16 at one of the Corporation’s two preceding annual meetings of shareholders and either withdrew or became ineligible or received a vote of less than 25% of the votes cast;
(E)    such Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or a management official of an unaffiliated depository institution or depository institution holding company, as defined for purposes of the Depository Institutions Management Interlocks Act, as amended;
(F)    the Corporation is notified, or the Board of Directors determines, that the Nominating Shareholder or the Nominee has failed to continue to satisfy the eligibility requirements described in Section 3.16(c), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Shareholder or such Nominee under this Section 3.16;
(ii)    Notwithstanding anything to the contrary contained in this Section 3.16, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Nominee included in the Nomination Notice, if the Board of Directors determines that:
(A)    such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;
(B)    such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or
(C)    the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.
The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Nominee.

ARTICLE FOUR
OFFICERS

    4.1    Designated Officers. The officers of the Corporation shall consist of such officers as are required by the Tennessee Business Corporation Act and such other officers, including officers identified in Sections 4.8 through 4.22 below, as the Board of Directors determines from time to time, along with such other officers and assistant officers as may be from time to time determined and appointed in accordance with the provisions of this Article Four. The title of any officer may include any additional descriptive designation determined to be appropriate. Any person may hold two or more offices, except that the President shall not also be the Secretary or an Assistant Secretary. The officers need not be directors, and officers need not be shareholders.

    4.2    Appointment of Officers. Except as otherwise provided in this Section 4.2, the officers of the Corporation shall be appointed by the Board of Directors at the annual organizational meeting of the Board of Directors following the annual meeting of shareholders. The Board of Directors hereby delegates to the Compensation Committee of the Board of Directors: (i) the power to create corporate offices; (ii) the power to define the authority and responsibility of such offices, except to the extent such authority or responsibility would not be consistent with the law or the Charter; and (iii) the power to appoint persons to any office of the Corporation except the offices of the Executive Chairman of the Board; Chief Executive Officer; President; Chief Operating Officer; Secretary; and any office the incumbent in which is designated by the Board as an Executive Officer (as defined in Section 4.5 hereof). In addition, the Board of Directors hereby delegates (a) to the Chief Human Resources Officer the authority to appoint persons to any office of the Corporation of the level of Senior Vice President and below at any time and (b) to the Chief Executive Officer the authority to appoint persons to any office of the Corporation of the level of Executive Vice President and below at any time; provided, however, that the Board of Directors may not delegate such authority with respect to those offices to which the Compensation Committee of the Board can not appoint persons pursuant to clause (iii) above.

Notwithstanding anything to the contrary in this Article Four of the Bylaws, the Board of Directors retains the authority at any time to create corporate offices; to define the authority and responsibility of such offices, except to the extent such authority or responsibility would not be consistent with the law or the Charter; to appoint all officers and such other officers and agents as it shall deem necessary, who shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and, except with respect to the Secretary and to any office the incumbent in which is designated by the Board as an Executive Officer (as defined in Section 4.5 hereof), to delegate all such authority to a committee of the Board of Directors and to delegate only the authority to appoint such officers or agents to one or more officers of the Corporation.

    4.3    Term. The officers of the Corporation shall be appointed for a term of one (1) year and until their successors are appointed and qualified, subject to the right of removal specified in Section 4.4 of these Bylaws. The designation of a specified term does not grant to any officer any contract rights.

    4.4    Vacancies, Resignations and Removal. If the office of any officer or officers becomes vacant for any reason, the vacancy may be filled by the Board of Directors or, if such officer was, or could have been, appointed by a committee or another officer, by such committee or such other officer. Any officer may resign at any time by delivering a written notice to the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Secretary, or that Executive Officer who is the Chief Human Resources Officer (as defined in Section 4.15) or to whom that officer reports, or the designee of any of them, which shall be effective upon delivery unless it specifies a later date acceptable to the Corporation. Any Executive Officer (as defined in Section 4.5 below) and the Secretary shall be subject to removal at any time with or without cause only by the affirmative vote of a majority of the Board of Directors. Any other officer shall be subject to removal at any time with or without cause by the affirmative vote of a majority of the Board of Directors, and in the event the officer was, or could have been, appointed by a committee or another officer, then by such other officer or by the affirmative vote of a majority of either such committee or the Board of Directors.

    4.5    Executive Officers. “Executive Officers” shall be those officers of the Corporation expressly designated from time to time in a resolution or resolutions of the Board of Directors as being ‘executive officers’ for purposes of these Bylaws or for purposes of any rule or regulation of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The fact that an officer’s title contains the word “executive” and appears in a Board resolution shall not, by itself, constitute an executive officer designation as provided in this Section.

    4.6    Compensation. The Board of Directors, or a committee thereof, shall fix the compensation of Executive Officers of the Corporation. The compensation of officers who are not Executive Officers shall be fixed by the Board of Directors, by a committee thereof, or by management under such policies and procedures as shall be established by the Board of Directors or a committee thereof.

    4.7    Delegation of Officer Duties. In case of the absence of any officer of the Corporation, or for any reason that the Board of Directors (or, in addition, in the case of any officer appointed by a committee or another officer, such committee or such officer or any other committee or any other officer which could appoint such officer pursuant to Section 4.2 of these Bylaws) may deem sufficient, the Board of Directors (or committee or other officer, as applicable) may delegate, for the time being, the powers or duties, or any of them, of such officer to any other officer, or to any director.

    4.8    Executive Chairman of the Board. The Executive Chairman of the Board, in addition to the powers and duties provided in Section 3.14, shall have such powers and perform such duties as may be provided for herein, as are normally incident to the office, and as may be assigned by the Board of Directors. During any time when there is an incumbent in the office of Executive Chairman of the Board, all references in these Bylaws to “Chairman of the Board” shall refer to the Executive Chairman of the Board.

    4.9    Chief Executive Officer. The Chief Executive Officer, in the absence of the Chairman of the Board, shall preside at all meetings of the shareholders and of the Board of Directors (except, with respect to meetings of the Board of Directors, as may be otherwise determined by the Board of Directors). The Chief Executive Officer shall be responsible for carrying out the orders of and the resolutions and policies adopted by the Board of Directors and shall have general management of the business of the Corporation and shall exercise general supervision over all of its affairs. In addition, the Chief Executive Officer shall have such powers and perform such duties as may be provided for herein and as are normally incident to the office and as may be prescribed by the Board of Directors. If and at such time as the Board of Directors so determines, the Chief Executive Officer may also serve as the President of the Corporation.

    4.10    President. The President, in the absence of the Chairman of the Board and the Chief Executive Officer, shall preside at all meetings of the shareholders and of the Board of Directors (except, with respect to meetings of the Board of Directors, as may be otherwise determined by the Board of Directors). The President shall be the Chief Executive Officer of the Corporation unless the Board of Directors has appointed another person to such office, in which case the President shall be the Chief Operating Officer of the Corporation. The President shall have such powers and perform such duties as may be provided for herein and as are normally incident to the office and as may be prescribed by the Board of Directors or the Chief Executive Officer. In addition, unless the Board of Directors has appointed another person to the office of Chief Operating Officer, the President shall also have such powers and perform such duties as may be provided for herein with respect to the Chief Operating Officer and as are normally incident to the office of Chief Operating Officer and as may be prescribed for the Chief Operating Officer by the Board of Directors or the Chief Executive Officer.

    4.11    Chief Operating Officer. The Chief Operating Officer, if other than the President, shall have charge of the day-to-day operations of the Corporation and shall have such powers and perform such duties as may be provided for herein and as are normally incident to the office and as may be prescribed by the Board of Directors, the Chief Executive Officer, or the President.

    4.12    Chief Financial Officer. The Chief Financial Officer shall be the principal financial officer of the Corporation. The Chief Financial Officer is authorized to sign any document filed with the Securities and Exchange Commission or any state securities commission on behalf of the Corporation and shall perform such duties and exercise such powers as are normally incident to the office and as may be prescribed by the Board of Directors or the Chief Executive Officer.

    4.13    Chief Credit Officer. The Chief Credit Officer shall perform such duties and exercise such powers as are normally incident to the office and as may be prescribed by the Board of Directors or the Chief Executive Officer.

    4.14    General Counsel. The General Counsel is authorized to sign any document filed with the Securities and Exchange Commission or any state securities commission on behalf of the Corporation and shall perform such duties and exercise such powers as are normally incident to the office and as may be prescribed by the Board of Directors or the Chief Executive Officer.

    4.15    Chief Risk Officer. The officer in charge of overall risk management, whatever his or her title (“Chief Risk Officer”), shall perform such duties and exercise such powers as are normally incident to the office and as may be prescribed by the Board of Directors or the Chief Executive Officer.

    4.16    Chief Human Resources Officer. The officer in charge of human resources, whatever his or her title (“Chief Human Resources Officer”), shall perform such duties and exercise such powers as are normally incident to the office and as may be prescribed by the Board of Directors or the Chief Executive Officer.

    4.17    Business Segment Presidents and Business Segment Chief Operating Officers. Each officer of the Corporation who is designated as or has the functions of a president or a chief operating officer of a substantial business line, division, segment, or group (as applicable, a “Business Segment President” or “Business Segment Chief Operating Officer”) shall perform such duties and exercise such powers as are normally incident to his or her office and as may be prescribed by the Board of Directors, the Chief Executive Officer, the President, or the Chief Operating Officer. Two or more persons may share the duties and authorities of a Business Segment President or Business Segment Chief Operating Officer as determined by the Board of Directors, the Chief Executive Officer, the President, or the Chief Operating Officer. For this purpose, a business line, division, segment, or group is substantial if the officer who is designated as or has the functions of its president or chief operating officer is an Executive Officer or if it is expressly identified as a “segment” or “business segment” of the Corporation for financial accounting purposes.

    4.18    Senior Executive Vice Presidents, Executive Vice Presidents, Senior Vice Presidents, and Vice Presidents. Each Senior Executive Vice President, Executive Vice President, Senior Vice President, and Vice President shall perform such duties and exercise such powers as are normally incident to his or her office and as may be prescribed by the Board of Directors, a committee thereof, the Chief Executive Officer, the President, the Chief Operating Officer or, with respect to Senior Vice Presidents and Vice Presidents only, the Chief Human Resources Officer.

    4.19    Secretary. The Secretary is authorized to sign any document filed with the Securities and Exchange Commission or any state securities commission on behalf of the Corporation. The Secretary shall attend all sessions of the Board of Directors and of the shareholders and record all votes and the minutes of all proceedings in books to be kept for that purpose. The Secretary shall give or cause to be given notice of all meetings of the shareholders and of the Board of Directors, shall authenticate records of the Corporation, and shall perform such other duties as are incident to the office or as may be prescribed by the Board of Directors or the Chief Executive Officer. In the absence or disability of the Secretary, the Assistant Secretary or such other officer or officers as may be authorized by the Board of Directors or Executive and Risk Committee thereof shall perform all the duties and exercise all of the powers of the Secretary and shall perform such other duties as the Board of Directors or the Chief Executive Officer shall prescribe. In addition, from time to time officers holding the office of Limited Assistant Secretary may be appointed with such officer’s power limited to the power to attest the signature of another officer. Such Limited Assistant Secretary will have no other power as an officer.

    4.20    Treasurer. The Treasurer shall have the custody of the funds and securities of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, or the Chief Operating Officer, taking proper vouchers for such disbursements, and shall render to the Board of Directors, the Executive Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, or the Chief Operating Officer, whenever they may require it, an account of all of his or her transactions as Treasurer and of the financial condition of the Corporation, and at a regular meeting of the Board of Directors preceding the annual shareholders’ meeting, a like report for the preceding year. The Treasurer shall keep or cause to be kept an account of stock registered and transferred in such manner and subject to such regulations as the Board of Directors may prescribe. The Treasurer shall give the Corporation a bond, if required by the Board of

Directors, in such a sum and in form and with security satisfactory to the Board of Directors for the faithful performance of the duties of the office and the restoration to the Corporation, in case of his or her death, resignation or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession, belonging to the Corporation. The Treasurer shall perform such other duties as the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, or the Chief Operating Officer may from time to time prescribe or require. In the absence or disability of the Treasurer, the Assistant Treasurer shall perform all the duties and exercise all of the powers of the Treasurer and shall perform such other duties as the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, or the Chief Operating Officer shall prescribe.

    4.21    Auditor. The officer in charge of the internal audit function, whatever his or her title (“Auditor”), shall perform such duties and exercise such powers as are normally incident to the office and as may be prescribed by the Board of Directors or the Audit Committee.

    4.22    Chief Accounting Officer. The Chief Accounting Officer shall be the principal accounting officer of the Corporation. The Chief Accounting Officer is authorized to sign any document filed with the Securities and Exchange Commission or any state securities commission on behalf of the Corporation and shall assist the management of the Corporation in setting the financial goals and policies of the Corporation, shall provide financial and statistical information to the shareholders and to the management of the Corporation and shall perform such other duties and exercise such other powers as may be prescribed by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, or the Chief Operating Officer.

    4.23    Other Officers. Officers holding such other offices as may be created pursuant to Sections 4.1 and 4.2 of these Bylaws shall have such authority and perform such duties and exercise such powers as may be prescribed by the Board of Directors, a committee thereof, the Chief Executive Officer, the President, the Chief Operating Officer or, with respect to officers of the level of Senior Vice President and below, the Chief Human Resources Officer.

    4.24    Officer Committees and Mixed Committees. The Board of Directors, by resolution adopted by a majority of the entire Board of Directors, may designate one or more committees consisting of one or more officers. Similarly, the Board of Directors may appoint one or more directors and one or more officers to serve on the same committee. The Board of Directors may delegate to each such officer committee or mixed committee all such authority that the Board of Directors deems desirable that is permitted by law. Members of such committees may take action without a meeting and may participate in meetings to the same extent and in the same manner that directors may take action and may participate pursuant to Sections 3.12 and 3.13 of these Bylaws.

ARTICLE FIVE
SHARES OF STOCK

    5.1    Certificates. The certificates representing shares of stock of the Corporation shall be numbered, shall be entered in the books or records of the Corporation as they are issued, and shall be signed by the Chief Executive Officer and any one of the following: the President, the Treasurer, or the Secretary. Either or both of the signatures upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent, or registered by a registrar other than an officer or employee of the Corporation. Each certificate shall include the following upon the face thereof:

(a)    A statement that the Corporation is organized under the laws of the State of Tennessee;

(b)    The name of the Corporation;

(c)    The name of the person to whom issued;

(d)    The number and class of shares, and the designation of the series, if any, which such certificate represents;

(e)    The par value of each share represented by such certificate; or a statement that the shares are without par value; and

(f)    Such other provisions as the Board of Directors may from time to time require.

    5.2    Shares Not Represented by Certificates. Notwithstanding the provisions of Section 5.1 of these Bylaws, shares of any class of stock of the Corporation may be issued without certificates. The Corporation shall send to each shareholder to whom uncertificated shares have been issued or transferred at the appropriate time any written statement providing information about such shares, which is required by law.

    5.3    Stock Transfers and Record Dates. Transfers of shares of stock shall be made upon the books of the Corporation by the record owner or by an attorney, lawfully constituted in writing, and upon surrender of any certificate therefor. The Board of Directors may appoint suitable agents in Memphis, Tennessee, and elsewhere to facilitate transfers by shareholders under such regulations as the Board of Directors may from time to time prescribe. The transfer books may be closed by the Board of Directors for such period, not to exceed 40 days, as may be deemed advisable for dividend or other purposes, or in lieu of closing the books, the Board of Directors may fix in advance a date as the record date for determining shareholders entitled notice of and to vote at a meeting of shareholders, or entitled to payment of any dividend or other distribution. The record date for voting or taking other action as shareholders shall not be less than 10 days nor more than 70 days prior to the meeting date or action requiring such determination of shareholders. The record date for dividends and other distributions shall not be less than 10 days prior to the payment date of the dividend or other distribution. All certificates surrendered to the Corporation for transfer shall be canceled, and no new certificate shall be issued until the former certificate for like number of shares shall have been surrendered and canceled, except that in case of a lost or destroyed certificate a new one may be issued on the terms prescribed by Section 5.5 of these Bylaws.

    5.4    Record Owners. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof; and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, except as required by applicable law.

    5.5    Lost, Destroyed, Stolen or Mutilated Certificates. The agent for transfer of the Corporation’s stock may issue new share certificates in place of certificates represented to have been lost, destroyed, stolen or mutilated upon receiving an indemnity satisfactory to the agent and the Secretary or Treasurer of the Corporation, without further action of the Board of Directors.

ARTICLE SIX
INDEMNIFICATION

    6.1    Indemnification of Officers When Wholly Successful. If any current or former officer of the Corporation (including for purposes of this Article an individual who, while an officer, is or was serving another corporation or other enterprise (including an employee benefit plan and a political action committee, which serves the interests of the employees of the Corporation or any of its subsidiaries) in any capacity at the request of the Corporation and unless the context requires otherwise the estate or personal representative of such officer) is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (“Proceeding”), to which the officer was a party because he or she is or was an officer of the Corporation, the officer shall be indemnified by the Corporation against all reasonable expenses, including attorney fees, incurred in connection with such Proceeding, or any appeal therein. As used in this Article, “Proceeding” shall include, but is not limited to, any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, arising out of or alleging any acts, errors, or omissions by the officer in the rendering or failure to render professional services, including legal and accounting services, for or at the request of the Corporation or any of its subsidiaries; provided such professional services are within the reasonably anticipated scope of the officer’s duties. Additionally, as used in this Article, “Proceeding” shall include, but is not limited to, any threatened, pending or contemplated action, suit or proceeding arising out of or alleging negligence on the part of the Officer.

    6.2    Indemnification of Officers When Not Wholly Successful. If any current or former officer of the Corporation has not been wholly successful on the merits or otherwise, in the defense of a Proceeding, to which the officer was or was threatened to be made a party because he or she was or is an officer, the officer shall be indemnified by the Corporation against any judgment, settlement, penalty, fine (including any excise tax assessed with respect to an employee benefit plan), or other liability and any reasonable expenses, including attorney fees, incurred as a result of such Proceeding, or any appeal therein, if authorized in the specific case after a determination has been made that indemnification is permissible because the following standard of conduct has been met:

(a)    The officer conducted himself or herself in good faith, and

(b)    The officer reasonably believed: (i) in the case of conduct in the officer’s official capacity as an officer of the Corporation that the officer’s conduct was in the Corporation’s best interest; and (ii) in all other cases that the officer’s conduct was at least not opposed to its best interests; and

(c)    In the case of any criminal proceeding, the officer had no reasonable cause to believe his or her conduct was unlawful;

provided, however, the Corporation may not indemnify an officer in connection with a Proceeding by or in the right of the Corporation in which the officer was adjudged liable to the Corporation or in connection with any other proceeding charging improper benefit to the officer, whether or not involving action in his or her official capacity, in which the officer was adjudged liable on the basis that personal benefit was improperly received by the officer.

    6.3    Procedures for Indemnification Determinations. The determination required by Section 6.2 herein shall be made as follows:

(a)    By the Board of Directors by a majority vote of a quorum consisting of directors not at the time parties to the Proceeding;

(b)    If a quorum cannot be obtained, by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate) consisting solely of two or more directors not at the time parties to the Proceeding;

(c)    By independent special legal counsel: (i) selected by the Board of Directors or its committee in the manner prescribed in subsection (a) or (b); or (ii) if a quorum of the Board of Directors cannot be obtained under subsection (a) and a committee cannot be designated under subsection (b), selected by majority vote of the full Board of Directors (in which selection directors who are parties may participate); or, if a determination pursuant to subsections (a), (b), or (c) of this Section 6.3 cannot be obtained, then

(d)    By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the Proceeding may not be voted on the determination.

    6.4    Serving at the Request of the Corporation. An officer of the Corporation shall be deemed to be serving another corporation or other enterprise or employee benefit plan or political action committee at the request of the Corporation only if such request is reflected in the records of the Board of Directors or a committee appointed by the Board of Directors for the purpose of making such requests. Approval by the Board of Directors, or a committee thereof, may occur before or after commencement of such service by the officer.

    6.5    Advancement of Expenses. The Corporation shall pay for or reimburse reasonable expenses, including attorney fees, incurred by an officer who is a party to a Proceeding in advance of the final disposition of the Proceeding if:

(a)    The officer furnishes to the Corporation a written affirmation of the officer’s good faith belief that the officer has met the standard of conduct described in Section 6.2 herein;

(b)    The officer furnishes to the Corporation a written undertaking, executed personally or on behalf of the officer, to repay the advance if it is ultimately determined that the officer is not entitled to indemnification; and

(c)    A determination is made that the facts then known to those making the determination would not preclude indemnification under this bylaw.

    6.6    Undertaking Required for Expenses. The undertaking required by Section 6.5 herein must be an unlimited general obligation of the officer but need not be secured and may be accepted without reference to financial ability to make repayment.

    6.7    Procedures for Expense Determinations. Determinations and authorizations of payments under Section 6.5 herein shall be made in the same manner as is specified in Section 6.3 herein.

    6.8     Indemnification of Employees and Former Directors. Every employee and every former director of the Corporation shall be indemnified by the Corporation to the same extent as officers of the Corporation.

    6.9    Nonexclusivity of Right of Indemnification. The right of indemnification set forth above shall not be deemed exclusive of any other rights, including, but not limited to, rights created pursuant to Section 6.11 of these Bylaws, to which an officer, employee, or former director seeking indemnification may be entitled. No combination of rights shall permit any officer, employee or former director of the Corporation to receive a double or greater recovery.

    6.10    Mandatory Indemnification of Directors and Designated Officers. The Corporation shall indemnify each of its directors and such of the non-director officers of the Corporation or any of its subsidiaries as the Board of Directors may designate, and shall advance expenses, including attorney’s fees, to each director and such designated officers, to the maximum extent permitted (or not prohibited)

by law, and in accordance with the foregoing, the Board of Directors is expressly authorized to enter into individual indemnity agreements on behalf of the Corporation with each director and such designated officers which provide for such indemnification and expense advancement and to adopt resolutions which provide for such indemnification and expense advancement.

    6.11    Insurance. Notwithstanding anything in this Article Six to the contrary, the Corporation shall have the additional power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or who, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, political action committee, or other enterprise, against liability asserted against or incurred by the person in that capacity or arising from the person’s status as a director, officer, employee, or agent, whether or not the Corporation would have the power to indemnify the person against the same liability.

ARTICLE SEVEN
RETIREMENT

    7.1    Non-Employee Directors. Directors who are not also officers of the Corporation or its affiliates shall be retired from the Board of Directors as follows:

(a)    Any director who shall attain the age of seventy-two (72) on or before the last day of the term for which he or she was elected shall not be nominated for re-election and shall be retired from the Board of Directors at the expiration of such term; provided, however, that each year the Board in the exercise of its discretion may waive this age limit for any director for up to an additional three terms if it determines such waiver to be beneficial to the Board and in the best interests of the Corporation.

(b)    For the purpose of maintaining a board of active business and professional persons, directors leaving the principal position (other than by a promotion) held at their last election (by retirement or otherwise) will be expected to tender their resignation for consideration by the Board of Directors within three months following the Board’s next regularly scheduled meeting. A resignation will be accepted unless the Board in its judgment determines that (i) the director has assumed another position in which he or she is actively engaged in directing, managing or providing professional services through or to a public, private, non-profit or educational organization or is maintaining sufficient involvement in other activities that would be important to ensure effective service as a Board member, including consideration of the sufficiency of financial, technological, operational, civic, corporate governance-related, governmental or educational activities and/or service as a director of one or more other public companies, (ii) the director is so engaged in a specific project for the Board as to make his or her resignation detrimental to the Corporation, or (iii) it is beneficial to the Board and in the best interests of the Corporation for the director to continue for such period of time as the Board deems appropriate, or to continue subject to the satisfaction of one or more conditions established by the Board.

Except as may be otherwise determined by the Board of Directors, directors who are also officers of the Corporation or any of its affiliates will be retired from the Board of Directors on the date of the annual meeting coincident with or next following the date of the director’s retirement from or other discontinuation of active service with the Corporation and its affiliates.

    7.2    Officers and Employees. Except as provided in the following sentence, the Corporation has no compulsory retirement age for its officers or employees. Each officer or employee who has attained 65 years of age and who, for the two-year period immediately before attaining such age, has been employed in a “bona fide executive” or a “high policy-making” position as those terms are used and defined in the Age Discrimination in Employment Act, Section 12(c), and the regulations relating to that section prescribed by the Equal Employment Opportunity Commission, all as amended from time to time (collectively, the “ADEA”), shall automatically be terminated by way of compulsory retirement and his or her salary discontinued on the first day of the month coincident with or immediately following the 65th birthday, provided such employee is entitled to an immediate nonforfeitable annual retirement benefit, as specified in the ADEA, in the aggregate amount of at least $44,000. Notwithstanding the prior sentence, the Board of Directors, in its discretion, may continue any such officer or employee in service and designate the capacity in which he or she shall serve, and shall fix the remuneration he or she shall receive. The Board of Directors may also re-employ any former officer who had theretofore been retired.

ARTICLE EIGHT
EXECUTION OF DOCUMENTS

    8.1    Definition of “Document.” For purposes of this Article Eight of the Bylaws, the term “document” shall mean a document of any type, including, but not limited to, an agreement, contract, instrument, power of attorney, endorsement, assignment, transfer, stock or bond power, deed, mortgage, deed of trust, lease, indenture, conveyance, proxy, waiver, consent, certificate, declaration, receipt, discharge, release, satisfaction, settlement, schedule, account, affidavit, security, bill, acceptance, bond, undertaking, check, note or other evidence of indebtedness, draft, guaranty, letter of credit, and order.

    8.2    Execution of Documents. Except as expressly provided in Section 4.19 of these Bylaws (with respect to the Limited Assistant Secretary) and Section 5.1 of these Bylaws (with respect to signatures on certificates representing shares of stock of the Corporation), the Executive Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, any Business Segment President, any Business Segment Chief Operating Officer, any Senior Executive Vice President, any Executive Vice President, any Senior Vice President, any Vice President, the Chief Financial Officer, the Chief Credit Officer, the General Counsel, the Chief Risk Officer, the Chief Human Resources Officer, the Chief Accounting Officer, the Treasurer, the Secretary, and any other officer, or any of them acting individually, may (i) execute and deliver in the name and on behalf of the Corporation or in the name and on behalf of any division or department of the Corporation any document pertaining to the business, affairs, or property of the Corporation or any division or department of the Corporation, and (ii) delegate to any other officer, employee or agent of the Corporation the power to execute and deliver any such document.

    8.3    Method of Execution by Secretary and Other Officers. Unless otherwise required by law, the signature of the Secretary on any document may be a facsimile, and the signature of any other officer approved by the Chief Executive Officer or Secretary, before or after the fact, to use a facsimile signature on any document may be a facsimile. The Secretary shall maintain a list of all officers approved to use a facsimile signature.

ARTICLE NINE
EMERGENCY BYLAWS

    9.1    Definition of “Emergency.” The provisions of this Article Nine shall be effective only during an “emergency.” An “emergency” shall be deemed to exist whenever any two of the officers identified in Section 9.2 of these Bylaws in good faith determine that a quorum of the directors cannot readily be assembled because of a catastrophic event.

    9.2    Notice of Meeting. A meeting of the Board of Directors may be called by any one director or by any one of the following officers: Executive Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer, any Business Segment President, any Business Segment Chief Operating Officer, any Senior Executive Vice President, any Executive Vice President, Chief Credit Officer, Chief Financial Officer, Chief Accounting Officer, General Counsel, Chief Risk Officer, Chief Human Resources Officer, Secretary, or any Executive Officer. Notice of such meeting need be given only to those directors whom it is practical to reach by any means the person calling the meeting deems feasible, including, but not limited to, by publication. (“Publication” includes, among other means: release to the press; release to or dissemination through print, broadcast, cable, satellite, internet, or other media, including by paid advertisement; posting on the Corporation’s website; or posting on or other dissemination through any social media outlet with which the Corporation has an account or relationship). Such notice shall be given at least two hours prior to commencement of the meeting.

    9.3    Quorum and Substitute Directors. If a quorum has not been obtained, then one or more officers of the Corporation or the Bank present at the emergency meeting of the Board of Directors, as are necessary to achieve a quorum, shall be considered to be substitute directors for purposes of the meeting, and shall serve in order of rank, and within the same rank in order of seniority determined by hire date by the Corporation, the Bank or any of their subsidiaries. In the event that less than a quorum of the directors (including any officers who serve as substitute directors for the meeting) are present, those directors present (including such officers serving as substitute directors) shall constitute a quorum.

    9.4    Action at Meeting. The Board as constituted pursuant to Section 9.3 and after notice has been provided pursuant to Section 9.2 may take any of the following actions: (i) prescribe emergency powers of the Corporation, (ii) delegate to any officer or director any of the powers of the Board of Directors, (iii) designate lines of succession of officers and agents in the event that any of them are unable to discharge their duties, (iv) relocate the principal office or designate alternative or multiple principal offices, and (v) take any other action that is convenient, helpful, or necessary to carry on the business of the Corporation.

    9.5    Effectiveness of Non-Emergency Bylaws. All provisions of these Bylaws not contained in this Article Nine, which are consistent with the emergency bylaws contained in Article Nine, shall remain effective during the emergency.

    9.6    Termination of Emergency. Any emergency causing this Article Nine to become operative shall be deemed to be terminated whenever either of the following conditions is met: (i) the directors and any substitute directors determine by a majority vote at a meeting that the emergency is over or (ii) a majority of the directors elected pursuant to the provisions of these Bylaws other than this Article Nine hold a meeting and determine that the emergency is over.

    9.7    Action Taken in Good Faith. Any corporate action taken in good faith in accordance with the provisions of this Article Nine binds the Corporation and may not be used to impose liability on any director, substitute director, officer, employee or agent of the Corporation.

ARTICLE TEN
MISCELLANEOUS PROVISIONS

    10.1    Fiscal Year. The Board of Directors of the Corporation shall have authority from time to time to determine whether the Corporation shall operate upon a calendar year basis or upon a fiscal year basis, and if the latter, said Board of Directors shall have power to determine when the said fiscal year shall begin and end.

    10.2    Dividends. Dividends on the capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting pursuant to law. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends or for repairing or maintaining any property of the Corporation, or for such other purposes as the directors shall think conducive to the interest of the Corporation.

    10.3    Seal. This Corporation shall have a Corporate Seal which shall consist of an imprint of the name of the Corporation, the state of its incorporation, the year of incorporation and the words “Corporate Seal.” The Corporate Seal shall not be required to establish the validity or authenticity of any document executed in the name and on behalf of the Corporation.

    10.4    Notices. Whenever notice is required to be given to any director, officer or shareholder under any of the provisions of the law, the Charter, or these Bylaws (except for notice required by Sections 2.8 and 3.6 of these Bylaws), it shall not be construed to require personal notice, but such notice may be given in writing by depositing the same in the United States mail, postage prepaid, or by telegram, teletype, facsimile transmission or other form of wire, wireless, or other electronic communication or by private carrier addressed to such shareholder at such address as appears on the Corporation’s current record of shareholders, and addressed to such director or officer at such address as appears on the records of the Corporation. If mailed as provided above, notice to a shareholder shall be deemed to be effective at the time when it is deposited in the mail. Notice need not be given in the same manner to all shareholders, directors, officers, or other persons. A shareholder’s, a director’s, an officer’s, or another person’s address may be a physical location, a mailing address, or an electronic address.

    10.5    Bylaw Amendments. The Board of Directors shall have power to make, amend and repeal the Bylaws or any Bylaw of the Corporation by vote of not less than a majority of the directors then in office, at any regular or special meeting of the Board of Directors. The shareholders may make, amend and repeal the Bylaws or any Bylaw of this Corporation at any annual meeting or at a special meeting called for that purpose only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all outstanding voting stock, and all Bylaws made by the directors may be amended or repealed by the shareholders only by the vote of the holders of at least eighty percent (80%) of the voting power of all outstanding voting stock. Without further authorization, at any time the Bylaws are amended, the Secretary is authorized to restate the Bylaws to reflect such amendment, and the Bylaws, as so restated, shall be the Bylaws of the Corporation.

    10.6    Authority to Vote Shares. The Executive Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, any Business Segment President or Business Segment Chief Operating Officer who is an Executive Officer, or the designee or designees of them or any of them, are authorized, jointly or severally, to vote all shares (or other indicia of ownership) beneficially owned by the Corporation for any purposes and to take any action on behalf of the Corporation that is required to be taken by the Corporation as a shareholder or other beneficial owner of any entity whose shares (or other indicia of ownership) are beneficially owned by the Corporation, which they, or any of them, deem appropriate at meetings, annual or special, or without a meeting.

    10.7    Forms of Writing and Execution; Methods of Delivery. Unless otherwise expressly provided by law, in the Charter, or in these Bylaws: the terms “writing” and “written” include any paper or electronic document or record; the terms “sign,” “signature,” and “execute” include any manual, facsimile, or electronic signature or signature process; and, the terms “deliver,” “delivery,” and “send” include any physical or electronic method of transmittal.

    10.8    Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought in the right of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the Tennessee Business Corporation Act or the Charter or these Bylaws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine shall be a state or federal court located within Shelby County in the State of Tennessee.